Registration Statement Nos. 333-275587; 333-275587-01
Dated: July 9, 2024
Filed pursuant to Rule 424(b)(2)

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 12, 2024)

Morgan Stanley

PLUS

Principal at Risk

JULY 2024

Investing in the structured investments involves risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on page S-2 and in the relevant preliminary terms or pricing supplement, any accompanying supplement and the accompanying prospectus.

TABLE OF CONTENTS

S-2. Risk Factors
S-3. Overview
S-3. Hypothetical Payments

The **Securities** and Exchange Commission and state securities regulators have not approved or disapproved these structured investments, or determined if this prospectus supplement, any accompanying supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These structured investments are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

All payments are dependent on the issuer's (and the guarantor's, if applicable) ability to pay all amounts due. Structured investments are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlier.

We, Morgan Stanley and Morgan Stanley Finance LLC, a wholly owned finance subsidiary of Morgan Stanley, may from time to time offer and sell structured investments. The specific terms of any such structured investments that we offer will be included in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described in this prospectus supplement, the terms described in the applicable pricing supplement will prevail.

MORGAN STANLEY | 2024 S-1

M O RG A N ST AN L E Y | 2024 S - 2 PLU S Risk Factors An investment in PLUS involves a variety of risks and potential conflicts of interest. The following are some of the material risks and potential conflicts related to PLUS. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in any offering. The PLUS do not guarantee the return of any principal. Morgan Stanley Smith Barney LLC (“Morgan Stanley”), its affiliates and Morgan Stanley Financial Advisors or Private Wealth Advisors do not provide tax or legal advice. Risks relating to an investment in the PLUS • PLUS do not pay interest and will either not provide a minimum payment at maturity or only provide a minimum payment at maturity of a portion of your principal. • The appreciation potential of the PLUS may be limited by the maximum payment at maturity. • The issuer might not be the parent company of a group, but might instead be a subsidiary whose PLUS are guaranteed by its parent company, in which case you should understand the guarantee, the potential remedies available to you against the issuer and the guarantor and the potential claims (including their ranking) and recoveries available to you against the issuer and the guarantor in a bankruptcy, resolution or similar proceeding. • The market price of the PLUS will be influenced by many unpredictable factors. • PLUS are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. • The amount payable on the PLUS is not linked to the value of the underlier at any time other than the valuation date(s). • Investing in the PLUS is not equivalent to investing in the underlier. • The rate the issuer is willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by the issuer’s (or the guarantor’s, if applicable) secondary market credit spreads and advantageous to it. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. • The estimated value of the PLUS is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price . • The PLUS will not be listed on any securities exchange and secondary trading may be limited . • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the PLUS . Hedging and trading activity by the issuer’s affiliates could potentially adversely affect the value of the PLUS . Risk relating to the underlier • Adjustments to the underlier could adversely affect the value of the PLUS .

PLUS

Overview: Performance Leveraged Upside Securities (PLUS) allow investors to express a moderately bullish view on one or more underlying assets by providing leveraged upside exposure, subject to a maximum payment at maturity, with full downside exposure.

PLUS may be appropriate for investors who seek a return based on the underlier and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited stated range of upside performance of the underlier. If the underlier declines in value, investors will lose 1% for every 1% decline. Investors may lose their entire initial investment in the PLUS. All payments are subject to the credit risk of the issuer (and the guarantor, if applicable). The estimated value of the PLUS will be set forth in the offering documents.

Hypotheticals

Hypothetical Sample Terms

MATURITY	15 months
LEVERAGE FACTOR	300% (applicable only if the final value of the underlier is greater than the initial value of the underlier)
MAXIMUM PAYMENT AT MATURITY	115% of the stated principal amount
BUFFER	None
MINIMUM PAYMENT AT MATURITY	None (investors could lose their entire initial investment in the PLUS)
INTEREST	None

Hypothetical Payoff Profile


Maximum Payment
PLUS Zone
PLUS
Underlier
Payment at Maturity +
Stated Principal Amount
–
0%
–
% Change in Underlier Value
+

The example below is based on the hypothetical terms above in order to illustrate how a PLUS might work. It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios. See "Risk Factors" above.

At maturity, if the underlier has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity. However, if the underlier has declined, investors will lose 1% for every 1% decline in the value of the underlier over the term of the PLUS.

Investing in PLUS is not equivalent to investing in the underlier. It is possible that an investment in the PLUS will underperform a direct investment in the underlier.

Hypothetical Returns at Maturity

Underlier Price Return	*PLUS*	*Payment at Maturity*
+20%	+15%	Maximum Payment at Maturity is Payable, PLUS Underperform Underlier*
+10%	+15%	Maximum Payment at Maturity is Payable, PLUS Outperform Underlier*
+3%	+9%	3x Leveraged Upside Participation
0%	0%	The PLUS redeem for the stated principal amount
-20%	-20%	The PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlier over the term of the PLUS
-40%	-40%	The PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlier over the term of the PLUS

** Excluding dividends. This example is for hypothetical purposes only and does not cover the complete range of possible payouts on the PLUS.*

© 2024 Morgan Stanley Smith Barney LLC. Member SIPC.

MORGAN STANLEY | 2024 S-3

Important Information and Qualifications The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following : Morgan Stanley & Co . LLC, Morgan Stanley & Co . International PLC, Morgan Stanley MUFG Securities Co . , Ltd, Morgan Stanley Capital Group Inc . and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of the Morgan Stanley Research Department . This prospectus supplement is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst . We are not commenting on the fundamentals of any companies mentioned . Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm . An investment in Structured Investments may not be suitable for all investors . These investments involve substantial risks . The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives . This prospectus supplement does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice . Hypothetical performance results have inherent limitations . There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy . Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight . They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses . There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results . Any estimates and projections (including in tabular form) given in this prospectus supplement are intended to be forward - looking statements . Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct . Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected . These forward - looking statements speak only as of the date of this prospectus supplement . Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based . Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction . “PLUS” is a service mark of Morgan Stanley . © 2024 Morgan Stanley Smith Barney LLC. Member SIPC. CRC 3665420 07/2024 M O RG A N ST AN L E Y | 2024 S - 4